COTELLIGENT DIVESTING IT SERVICES AND SOLUTIONS BUSINESS AND CHANGING ITS NAME TO WATCHIT MEDIA, INC.

   Significant Growth Opportunity In Dynamic Narrowcasting Business Sited As Reason For Transformation

San Francisco, CA. – November 16, 2004 — Cotelligent, Inc. (OTCBB:CGZT) announced today the change of its name to Watchit Media, Inc. and its plans to divest its information technology services and solutions business.  In making the announcement today, the Company presented plans to focus its entire business strategy on Narrowcasting, one of the fastest growing sectors of the media industry.

Founded in 1996 as an information technology staffing and consulting firm, Cotelligent has the distinction of being one of the fastest growing public companies in America from 1996 through 1999.  Significant changes in the IT services competitive environment brought about by Y2K combined with the impact of a declining economy and cheap off-shore technical labor contributed to a dramatic and continuing downturn in the Company’s business.

In April 2003, Cotelligent announced its intention to find a merger partner that, when combined with the Company, would help establish a new foundation for growth.  After evaluating hundreds of companies in a variety of industries, on March 2, 2004, Cotelligent merged Las Vegas based Narrowcaster OnSite Media, Inc. with and into Watchit Media USA, Inc., a subsidiary of Watchit Media, Inc., both of which are wholly-owned subsidiaries of Cotelligent, Inc.  As a result of today’s announcement, the Company will be changing its identity and all related focus to Watchit Media, Inc. by the end of the first calendar quarter of 2005.

The Company also announced today that it has retained Houston based investment banker Sanders Morris Harris to advise and assist the Company in the divestiture of its IT services and solutions business.

“Over the past eight months, we have been carefully measuring our effectiveness and opportunities for growth on the IT services side of our business and on the Narrowcasting side of our business.  The actions we are announcing today are directed at taking maximum advantage of the growth in demand for Narrowcasting.  We’re going to focus all of our attention on helping our clients fully utilize their Private Video NetworksTM by presenting highly targeted dynamic motion media based on the specific profile attributes of their captive audiences,” stated James Lavelle, Watchit Media’s Chairman and CEO.

“We have found our considerable experience in Internet application development and systems integration, combined with our new creative media and television production and programming capabilities, are a real differentiator for us and a competitive advantage in the Narrowcasting market.”  Mr. Lavelle added, “Given the fact that Narrowcasting is a very fragmented market with many small local private companies on the competitive landscape, we also see our experience in acquisitions and mergers to be another important advantage for Watchit Media.”

Commenting on Watchit’s business strategy Lavelle said, “Our growth will be driven by three factors.  First, we will continue to exceed our client’s expectations by providing Internet protocol (IP) based video system infrastructure and high-impact dynamic video programming to build their brand on their Private Video NetworksTM.  We have been doing this successfully for over eleven years.  Second, we will produce targeted proprietary television programming that matches the unique profiles and interests of our client’s captive audiences, offering them a rich and compelling in-room guest experience.  Third, we will present our client’s captive audiences with an interactive television experience.  This interactive experience will allow them, through simple point and click technology, to open a window to a new universe of venue specific and lifestyle related choices customized to their captive audience’s unique interests.”

In recent weeks, Watchit Media has issued a number of public announcements regarding the launch of its proprietary television programming for Private Video NetworksTM and new clients it has won in the gaming and hospitality markets.  “Our announcement today validates the reasons we decided to enter the Narrowcasting market.  Even with the challenges we have experienced in IT services, Cotelligent has preserved its high standards and service excellence. By conveying this excellence and strong IT services expertise into Watchit Media, we now have the right assets and right approach to compete favorably in this rapidly growing segment of the media industry,” stated Mr. Lavelle.

About Watchit Media, Inc.

Watchit Media, Inc. (www.watchitmedia.com) is a leader in creating, producing and presenting high-impact dynamic digital video communication through Private Video NetworksTM that entertain, inform, educate and influence captive audiences.  With over eleven years of history in Narrowcasting, Watchit Media has established its reputation as the leading provider of Private Venue ProgrammingTM to the gaming and hospitality markets.

About Cotelligent, Inc.

Cotelligent, Inc. (www.cotelligent.com) creates customized business solutions that enhance existing applications, integrate disparate systems and extend our client’s current environment with mobile and Web technologies.  Cotelligent develops solutions on a proven foundation of reusable design components and patterns that give clients greater flexibility and agility for future requirements.  We create solutions that precisely fit each of our client’s needs and improve productivity with the shortest possible implementation time.  Our exclusive architecture, consultative and collaborative approach has helped our clients reduce costs and implementation time by as much at 50%.  Cotelligent’s clients include automotive, distribution and consumer package goods industry leaders.

Company Contact:

Amelia Kegley
Marketing Communications Specialist
Watchit Media, Inc. / Cotelligent, Inc.
akegley@watchitmedia.com